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                                 Exhibit (4)(g)

                           JAMES CABLE PARTNERS, L.P.
                      SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of December 31, 1999 and entered into by and among JAMES CABLE PARTNERS, L.P., a Delaware limited partnership (the "Company"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), BANK ONE, MICHIGAN, formerly known as NBD BANK ("NBD"), as documentation agent for Lenders (in such capacity, "Documentation Agent") and CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as administrative agent for Lenders (in such capacity, "Administrative Agent").

                                   WITNESSETH:

     WHEREAS, the parties hereto are parties to a Credit Agreement dated as of August 15, 1997, as amended (the "Agreement"); and

     WHEREAS, the Agreement amended and restated the Original Credit Agreement in its entirety; and

     WHEREAS, the parties desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agents agree that the Agreement and the Original Credit Agreement, as amended and restated by the Agreement, shall be amended as follows:

     1. The following new definition is added in appropriate alphabetical order to Section 1.1 of the agreement:

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

     2. Section 2.2(A) is amended by modifying the table contained therein setting forth the Applicable Margin as follows:


                                                                          Applicable Margin
             Total Debt to Adjusted EBITDA Ratio          --------------------------------------------------
                                                              Base Rate Loan         Eurodollar Rate Loan
                                                          ------------------------ -------------------------
      (A) Greater than or equal to 5.50:1.00                       1.50%                    2.75%
      (B) Greater than or equal to 5.00:1.00 but less
             than 5.50:1.00                                        1.25%                    2.50%
      (C) Greater than or equal to 4.50:1.00 but less
             than 5.00:1.00                                        1.00%                    2.25%
      (D) Greater than or equal to 4.00:1.00 but less
             than 4.50:1.00                                        0.75%                    2.00%
      (E)  Less than 4.00:1.00                                     0.50%                    1.75%

     3.  Section 6.6(A) of the Agreement shall be restated as follows:

         6.6 Financial Covenants.

             A. Total Debt Coverage. Company will not permit the ratio of (y) Consolidated Total Debt as of any day during the periods set forth below to (z) Consolidated Adjusted EBITDA for the most recently ended six consecutive month period ended as of such day multiplied by 2 to be greater than the correlative ratio indicated in the table below:

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
                                                                     Consolidated Total Debt to
                        Period                                      Consolidated Adjusted EBITDA
From and including August 6, 1998 through and
including December 30, 2000                                                  7.50:1.00
From and including December 31, 2000 through and
including December 30, 2001                                                  7.25:1.00
From and including December 31, 2001 and
thereafter                                                                   7.00:1.00


     4.  A new Section 6.14 is added to the Credit Agreement as follows:

         6.14 Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Capital Expenditure if the aggregate Capital Expenditures made by the Company or any of its Subsidiaries during any fiscal year of the Company would exceed, on a consolidated basis for the Company and its Subsidiaries, an amount equal to $15,000,000 for the fiscal year of the Company ending December 31, 2000, $7,000,000 for the fiscal year of the Company ending December 31, 2001, or $5,000,000 for any fiscal year thereafter, plus, in each case, the amount of Capital Expenditures allowed for the Company and its Subsidiaries for the previous fiscal year (without giving effect to any increase in the amount thereof caused by this clause, and commencing with the fiscal year ending December 31, 2001) minus the amount of Capital Expenditures of the Company and its Subsidiaries for such previous fiscal year.

     5.  The Company represents and warrants to the Lenders that:

         (a) The execution, delivery and performance of this Amendment is within its powers, has been duly authorized and is not in contravention with any law, of the terms of its partnership agreement or any undertaking to which it is a party or by which it is bound.
         (b) This Amendment is the legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof.
         (c) After giving effect to the amendments herein contained, the representations and warranties contained in Section 4 of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.
         (d) No Event of Default or Potential Event of Default exists or has occurred and is continuing on the date hereof.

     6. This amendment shall not become effective until each of the following has been satisfied:

         (a)  This Amendment shall be signed by the Company and the Lenders.
         (b) Each of the Guarantors shall have executed the Consent and Agreement at the end of this Amendment.

     7. Except as expressly amended hereby, the Company agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has not setoff, counterclaim, defense or other claim or dispute with respect to any of the Loan Documents or the transactions contemplated thereby.

     8. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Amendment and the Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Amendment and the Agreement or any part of it.

     9. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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    10.  This Amendment amends the Agreement. It is the intent and purpose of the parties to this Amendment, by executing this Amendment, to ratify, confirm and reaffirm the Agreement and all of its terms and provisions as amended by this Amendment. This Amendment and the Agreement (including the documents and the instruments referred to in this Amendment and the Agreement) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Amendment and the Agreement. All capitalized terms not otherwise defined in this Amendment shall be defined in this Amendment as in the Agreement.

     11. THIS AMENDEMENT AND THE AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PRINCIPLES.

     12. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers hereunto duly authorized as of the date written above.


COMPANY:
JAMES CABLE PARTNERS, L.P.
By:  James Communications Partners, its General Partner
By:  DKS Holdings, Inc., a General Partner
By:  /s/ Daniel K. Shoemaker
   -------------------------
    Daniel K. Shoemaker, President

CANADIAN IMPERIAL BANK OF COMMERCE,
As Lender and as Administrative Agent
By:  /s/ Harold Birk
   -----------------
    Harold Birk, Executive Director
    CIBC World Markets Corp., As Agent

BANK ONE, MICHIGAN,
As Lender and as Documentation Agent
By:  /s/ William H. Canney
   -----------------------
    William H. Canney, First Vice President